Exhibit 10.36

ADDITIONAL 2013 PERFORMANCE UNIT AWARD AGREEMENT
On January 31, 2014, shares of common stock of ONE Gas, Inc. were distributed to shareholders of ONEOK, Inc. common stock (the “Distribution”). The Board of Directors of ONEOK, Inc. has approved the equitable adjustment of outstanding share-based awards in an attempt to preserve the value of such awards immediately before and after the Distribution. Accordingly, this Additional Performance Unit Award Agreement (hereinafter referred to as “Agreement”) is entered into as of the __ day of February, 2014, by and between ONEOK, Inc., an Oklahoma corporation, (hereinafter referred to as “Corporation”), and «Officer_Name» (hereinafter referred to as “Grantee”), an employee of the Corporation or a division or subsidiary thereof, pursuant to the terms of the ONEOK, Inc. Equity Compensation Plan, effective February 17, 2005, as amended (hereinafter referred to as the “Plan”).
1.Adjustment to 2013 Performance Unit Award. This Agreement and that certain Notice of Performance Unit Award and Agreement, dated February __, 2014, a copy of which is attached hereto and incorporated herein by reference (collectively, the “Agreement”), constitute evidence of the issuance and grant of a Performance Unit Award (hereinafter referred to as “Award”) of «No_of_Perf_Units» additional Performance Units (“Performance Units”) to the Grantee by the Corporation, pursuant to the Adjustment provisions of the Plan and the Performance Unit Award Agreement dated February 20, 2013 (the “2013 Agreement”), that shall entitle the Grantee to receive shares of the Corporation’s common stock (hereinafter also referred to as “Common Stock”) or cash, all pursuant and subject to the terms, provisions, and conditions of this Agreement (including, without limitation, the conditions, restrictions and limitations stated in paragraph 5, below) and the terms and provisions of the Plan, which are incorporated herein by reference. This Agreement, when executed by the Grantee, together with the Notice of Performance Unit Award and Agreement constitute an agreement between the Corporation and the Grantee. The Performance Unit Award and Performance Units granted pursuant to this Agreement include the right of Grantee to receive dividend equivalents (“Dividend Equivalents”) upon the declaration and payment of dividends by the Corporation to holders of all common stock to the extent and as provided for in paragraph 5 of this Notice of Performance Unit Award and Agreement, below. Notwithstanding the foregoing, should there be any inconsistency between the provisions of this Agreement and the terms and provisions of the Award stated in the resolutions and records of the Board of Directors of the Corporation providing for the Award or provisions of the Plan, the provisions of such resolutions and records and of the Plan shall control. Moreover, the Performance Units awarded pursuant to this Agreement shall be deemed to satisfy any obligation of the Corporation to provide any additional Performance Units to Grantee under the Plan or the 2013 Agreement as a result of the Distribution. The grant of such Performance Units to the Grantee shall be effective in the manner and to the extent provided in this Agreement and the Plan as to all or any part of the shares of Common Stock subject to the grant from time to time during the period stated herein.
2.Plan. The Award is made to the Grantee pursuant to the terms and provisions of the Plan, as approved by the Shareholders of the Corporation, which Plan provides that a specific aggregate number of shares of Common Stock of the Corporation may be issued or transferred pursuant to Stock Incentives under the Plan. The Plan specifies the authority of the Corporation, its Board of Directors, and a committee of the Board of Directors to select employees to be granted Stock Incentives under the Plan. The Executive Compensation Committee of the Board of Directors (hereinafter referred to as the “Committee”) is authorized to administer the Plan with respect to this Agreement and the grant of the Award made to the Grantee pursuant to the Plan. Except where expressly stated or clearly indicated otherwise by the terms of this Agreement, all terms, words and phrases used herein shall have the same meaning and effect as stated and as defined in the Plan. The Grantee has been provided a complete copy of the Plan with this Agreement.
3.Grantee’s Agreement Concerning Award and Employment. In consideration of the Corporation’s granting of the Award of Performance Units and entitlement to shares of Common Stock, as incentive compensation to Grantee pursuant to this Agreement, the Grantee, by acceptance thereof, and signing this Agreement evidencing its terms, agrees to such terms and to continue to contribute and perform service in the employ of the Corporation or a division or subsidiary thereof, at the direction, will and pleasure of the Corporation and the Board of Directors. Provided, however, neither the foregoing agreement of the Grantee in this paragraph 3, nor any other provision in this Agreement shall confer on the Grantee any right to continue in the employ of the Corporation (or a division or Subsidiary thereof), or interfere in any way with the right of the Corporation (or such division or Subsidiary) to terminate the Grantee’s employment at any time.
4.Registration of Stock; Grantee’s Representation With Respect To Acquiring for Investment. It is intended by the Corporation that the Plan and the shares of Common Stock covered by the Award issued and granted to the Grantee referred to in paragraph 1, above, are to be registered under the Securities Act of 1933, as amended, prior to the date of the grant; provided, that in the event such registration is for any reason not made effective for such shares, the Grantee agrees, for the Grantee, and for the Grantee’s permissible assignees, heirs and legal representatives by inheritance or bequest, that all shares acquired pursuant to the grant will be acquired for investment and not with a view to, or for sale or tender in connection with the distribution of any part thereof, including any transfer or distribution of such shares by the Grantee pursuant to the grant and this Agreement or as otherwise allowed by the Plan.
5.Terms and Conditions of Award; Transfer of Stock to Grantee. The issue and grant of the Award of Performance Units to the Grantee stated in paragraph 1, above, shall be subject to the following terms and conditions:
(a)The right to ownership and transfer of the Performance Units granted to the Grantee shall be subject to the Award during the period beginning February __, 2014, the date of the grant thereof (hereinafter referred to as “Grant Date”), and ending on February 20, 2016, (which period is hereinafter referred to as “Performance Period”), as herein provided.
(b)The Grantee shall earn and become entitled to receive a percentage of the number of Performance Units granted under paragraph 1, above, and Additional Performance Units Credited under (f), below, at the expiration of the Performance Period as provided for in Exhibit A and Exhibit B, attached hereto, based upon the Corporation’s ranking for Total Stockholder Return in the ONEOK Peer Group listed in Exhibit C attached hereto, all as determined by the Committee, in its sole discretion (the “Performance Goal”).

(c)Upon expiration of the Performance Period, the Grantee shall be entitled to receive one (1) share of Common Stock for each Performance Unit that becomes earned by and vested in the Grantee pursuant to the Award; provided, no fractional shares shall be issued and any amount attributable to a fractional share shall be paid to the Grantee in cash.
(d)All Common Stock the Grantee becomes entitled to receive pursuant to the Award and any other compensation payable to the Grantee under the Award shall be paid, distributed, transferred and issued by the Corporation to the Grantee at the expiration of the Performance Period, or as soon as practicable after the determination that the Grantee has earned and become entitled to Performance Units and to receive such Common Stock and cash, as determined by the Committee, and in no event later than the 15th day of the third month after the date of expiration of the Performance Period, and the Grantee shall not be permitted, directly or indirectly, to designate the time of payment, distribution or transfer or the taxable year in which it is to be made. Provided, that if the Grantee elects pursuant to paragraph 6, below, to defer the receipt of all Performance Units, Common Stock and cash for each Performance Unit that becomes earned by and vested in the Grantee pursuant to the Award, the payment, distribution and transfer of such Performance Units, Common Stock and cash shall be deferred and thereafter paid, distributed and transferred by the Corporation to the Grantee at the specified time and in accordance with the method of payment, distribution and transfer that is elected in by the Grantee in accordance with the election provisions set forth therein.
(e)The Grantee shall not be entitled to vote any shares of Common Stock of the Corporation and, except as provided in paragraph 5 (f), the Grantee shall not have any right or interest as a holder of common stock by reason of the Performance Unit Award granted under this Agreement during the Performance Period, and prior to the actual transfer of common stock to the Grantee pursuant to the Award.
(f)During the Performance Period Grantee shall earn and Dividend Equivalents shall be credited to Grantee with respect to Performance Units in the form of additional Performance Units (“Additional Performance Units”) to Grantee with respect to the Performance Units to the extent and as provided for in this Agreement, as follows:
(i) On each date on which (a) the Performance Units and Additional Performance Units credited to Grantee pursuant to the Award under this Agreement have not become vested or have not been forfeited pursuant to the terms and provisions of this Agreement, and (b) the Company declares and pays a cash dividend to holders of Common Stock (each, a “Dividend Payment Date”), a number of Additional Performance Units will be credited to the Grantee in an amount (including fractional Additional Performance Units) determined by dividing (x) the aggregate cash dividends that would have been paid on the number of shares of Common Stock (including fractional shares of Common Stock) into which the Performance Units and Additional Performance Units theretofore granted and credited to Grantee under this Notice of Performance Unit Award and Agreement on the Dividend Payment Date would be converted if vested on such date, by (y) the Fair Market Value of a share of Common Stock on such Dividend Payment Date.
(ii) The Additional Performance Units credited to Grantee pursuant to paragraph 5(f)(i) shall be added to and included in a cumulative aggregate amount of Additional

Performance Units credited to the Grantee hereunder, which shall be recorded and accounted for as a separate identifiable amount to the credit of the Grantee (“Additional Performance Units Amount”).
(iii) Except as provided below with respect to the treatment of a fractional Additional Performance Unit or fractional share of Common Stock attributable to Grantee upon vesting hereunder, all the Additional Performance Units and the Additional Performance Units Amount so credited to Grantee shall be subject to the same terms and conditions as the Performance Units granted pursuant to paragraph 1 above, and such Additional Performance Units and Additional Performance Units Amount shall be forfeited in the event that the Performance Units granted pursuant to paragraph 1, above, are forfeited.
(iv) Unless otherwise expressly stated herein, any reference to Performance Units in this Agreement, including without limitation, provisions regarding partial vesting of Performance Units in particular circumstances, shall be deemed to similarly and in like manner refer and apply to Additional Performance Units credited to Grantee.
(v) The Grantee shall earn and become vested and entitled to the Additional Performance Units granted by this Award under this paragraph 5(f) at the expiration of the Performance Period. Upon expiration of the Performance Period, Grantee shall be entitled to receive, and the Corporation shall issue to Grantee one (1) share of Common Stock for each Additional Performance Unit that becomes earned by and vested in Grantee pursuant to the Award; provided, that the shares of Common Stock to be issued to and received by Grantee for Additional Performance Units, shall be only issued in whole shares of Common Stock, and any fractional share of Common Stock attributable to the Additional Performance Units credited to Grantee shall paid to Grantee in an amount of cash equal to the Fair Market Value of a fractional share of Common Stock.
(g)The Common Stock or cash to which the Grantee becomes entitled shall be paid and transferred to the Grantee only upon the determination of the Performance Units earned by the Grantee at the expiration of the Performance Period. The payment and transfer of such Common Stock or cash to the Grantee shall be made as soon as reasonably practicable after the expiration of the Performance Period, as determined and directed by the Committee, in its sole discretion.
(h)The Performance Units or any Common Stock or cash to be paid or transferred to Grantee pursuant to the Award may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of by Grantee or any other person except as provided in the Award and the Plan until the expiration of the Performance Period and payment and transfer of Common Stock or cash pursuant to the Agreement and Plan.
(i)The Grantee shall become entitled to receive Performance Units earned, and shall become owner of the shares of Common Stock or cash paid and transferred to the Grantee pursuant to the Award free and clear of all terms, conditions and restrictions imposed by the Award if the Grantee’s employment by the Corporation does not terminate during the Performance Period; provided, that the Grantee shall become entitled to a prorated amount of

Performance Units and the terms and conditions imposed by the Award shall partially cease to apply in certain events to the extent described in paragraph 7(d), below.
(j)If the Grantee’s employment with the Corporation (or a division or Subsidiary thereof) terminates prior to the end of the Performance Period other than by reason of Retirement, Total Disability or death, the Grantee shall forfeit all of the Grantee’s right, title or interest in the Performance Units; and the Grantee shall forfeit such right, title and interest in the Performance Units regardless of the reason for such termination of employment. Any such termination of employment of the Grantee described in the preceding sentence shall not be deemed to occur by reason of transfer of employment of the Grantee by or between the Corporation and any division or Subsidiary of the Corporation. Upon forfeiture the Performance Units forfeited shall be cancelled for all purposes.
6.Deferral of Payment, Distribution and Transfer of Stock.
(a)    The Grantee may irrevocably elect to defer the time of payment, distribution and transfer of Performance Units, Common Stock and cash that the Grantee becomes entitled to receive under this Agreement and Award from the end of the Performance Period generally provided for in paragraph 5, above, to a specified time by filing with the Committee, on or before the deferral election date (hereinafter referred to as “Election Date”) described in paragraph 6(b), below, a signed written irrevocable election (hereinafter referred to as “Election”) which shall be in the form substantially the same as attached hereto as Exhibit D, or as otherwise prescribed by the Committee.

(b)    An Election of the Grantee to defer the payment, distribution and transfer of Performance Units, Common Stock and cash that the Grantee becomes entitled to receive under this Agreement and Award shall be filed by the Grantee with the Committee on or before the Election Date, which shall be August 20, 2015, the date that is six (6) months before the end of the Performance Period, provided that the Grantee performs services for the Corporation continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date the Election is made under this paragraph 6(b), and provided, further, that in no event may the Grantee make an Election to defer the payment, distribution and transfer of Performance Units, Common Stock or cash after such compensation has become readily ascertainable; and in this regard for purposes of this paragraph 6(b), if the amount of Performance Units, Common Stock and cash, or other compensation, as performance-based compensation, is a specified or calculable amount, then it shall be considered compensation that is readily ascertainable if and when the amount is first substantially certain to be paid, distributed and transferred to the Grantee. If the amount of Performance Units, Common Stock and cash, or other compensation, is performance-based compensation that is not a specified or calculable amount because, for example, the amount may vary based upon the level of performance, such compensation, or any portion of the compensation, shall be considered readily ascertainable when the amount is first both calculable and substantially certain to be paid. For this purpose, such performance-based compensation is to be bifurcated between the portion that is readily ascertainable and the amount that is not readily ascertainable, and, in general, any minimum amount that is both calculable and substantially certain to be paid shall be treated as readily ascertainable.

(c)    A Grantee that makes an Election to defer payment, distribution and transfer of Performance Units, Common Stock and cash that the Grantee becomes entitled to receive under this Agreement and Award may irrevocably elect to have payment, distribution and transfer made to the Grantee at a Specified Time, that shall be either (i) the later of (A) the date of the Grantee’s separation from service with the Corporation, or (B) a specified calendar date, or (ii) the date of the Grantee’s separation from service with the Corporation; and may elect to have payment made in a specified form of payment that shall be either (i) a single lump sum payment, distribution and transfer, or (ii) a payment, distribution and transfer in two, three, four or five equal annual installments commencing at the Specified Time elected by the Grantee hereunder and thereafter on each anniversary thereof, until fully paid, transferred and distributed.
(d)    The Award shall be subject to such other rules and requirements as the Committee, in its sole discretion, may determine to be appropriate with respect to administration thereof and the restrictions made applicable to the Grantee and the Performance Units during the Performance Period. This Agreement and the rights and obligations of the parties involved, shall be subject to interpretation and construction by the Committee to the same extent and with the same effect as the Committee actions under pertinent provisions of the Plan. The Grantee shall take all actions and execute and deliver all documents as may from time to time be requested by the Committee in connection with such restrictions and in furtherance hereof. The Grantee agrees to pay to the Corporation any applicable federal, state, or local income, employment, social security, Medicare, or other withholding tax obligation arising in connection with the grant of the Award to the Grantee; and the Corporation shall have the right, without the Grantee’s prior approval or direction, to satisfy such withholding tax by withholding all or any part of the Common Stock that would otherwise be transferred and delivered to the Grantee, with any shares of Common Stock so withheld to be valued at the Fair Market Value (as defined in the Plan) on the date of such withholding. The Grantee, with the consent of the Corporation, may satisfy such withholding tax by delivery and transfer to the Corporation of shares of Common Stock previously owned by the Grantee, with any shares so delivered and transferred to be valued at the Fair Market Value on the date of such delivery.
(e)    The provisions of this Agreement providing for the deferral of payment, distribution, transfer or issuance of Performance Units, Common Stock or cash shall be applicable solely and exclusively to the Grantee and the Award Agreement and Award referred to herein, and shall not apply to any other stock incentive or other grant, award or transfer provided for or made under the Plan.
(f)    Notwithstanding anything otherwise provided under the Plan or in the Award Agreement and Award, the following requirements shall apply to this Award Agreement and the Award, to all elections or subsequent elections made by the Grantee, and to all distributions and payments made to the Grantee pursuant to this Award Agreement and Award:
(1)    Any compensation for services performed by the Grantee during a taxable year may be deferred at the Grantee’s election or the Corporation’s election or determination only if the election to defer such compensation is made not later than the close of the preceding taxable year or such other time as provided in Treasury Regulations under section 409A of the Internal Revenue Code of 1986, as amended (“Code”), but in all events any deferral of the payment, distribution, transfer or issuance of Performance Units, Common Stock or cash pursuant to the Award and Award Agreement may be made only by an election that is made on or before the Election Date.
(2)     Any compensation deferred under the Plan shall not be distributed earlier than
(i)    Separation from Service of the Grantee,
(ii)    the date the Grantee becomes Disabled,
(iii)    death of the Grantee,
(iv)    a Specified Time (or pursuant to a Fixed Schedule) specified under the plan under which the compensation is deferred at the date of deferral of such compensation,
(v)    a Change in Ownership or Control, or
(vi)    the occurrence of an Unforeseeable Emergency.
(3)    If the Grantee is a Specified Employee, no payment or distribution shall be made before the date which is six (6) months after the date of the Grantee’s Separation from Service, or, if earlier, the date of death of the Grantee.
(4)    No acceleration of the time or schedule of any distribution or payment under the plan under which compensation is deferred shall be permitted or allowed, except to the extent provided in Treasury Regulations issued under Code section 409A.
(5)    This Agreement shall not permit a subsequent election unless authorized and agreed upon in writing by the Corporation and Grantee, and if the Plan or this Agreement permits under any subsequent election by the Grantee a delay in a payment or a change in the form of payment of compensation deferred under this Award Agreement and Award, such subsequent election shall not take effect until at least twelve (12) months after the date on which it is made. In the case of a subsequent election related to a payment to be made upon Separation from Service of the Grantee, at a Specified Time or pursuant to a Fixed Schedule, or upon a Change in Ownership or Control, the first payment with respect to which such subsequent election is made shall be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and any such subsequent election related to a payment at a Specified Time or pursuant to a Fixed Schedule may not be made less than twelve (12) months prior to the date of the first scheduled payment to which it relates.
(6)    For purposes of the Plan and this Agreement and the Award, the following terms and definitions shall apply with respect to deferral of compensation and the time of payment of any deferred compensation:
(i)    ”Change of Ownership or Control” means to the extent provided by Treasury Regulations issued under Code Section 409A, a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, which shall be if (i) a Person acquires more than 50% of the Corporation’s stock; (ii) a Person acquires during a 12-month period at least 30% (or a higher percentage specified under the Plan) of the Corporation’s stock; (iii) a majority of the members of the Board of Directors of the Corporation are replaced during a 12-month period; or (iv) a Person acquires during a 12-month period at least 40% of the gross fair market value of the Corporation’s assets.
(ii)    ”Disabled” means that an individual (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the individual’s employer.
(iii)    ”Fixed Schedule” means the distribution or payment of compensation deferred under this Agreement and Award in a fixed schedule of distributions or payments that are determined and fixed at the time the deferral of such compensation is first elected by the Grantee or the Corporation.
(iv)    ”Specified Employee” means a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of the Corporation.
(v)    ”Specified Time” means a specified date at which deferred compensation deferred by or for the Grantee pursuant to this Agreement and Award is required to be distributed or paid and which is specified at the time of the election of deferral of such deferred compensation
(vi)    “Unforeseeable Emergency” means a severe financial hardship to the participant resulting from an illness or accident of the participant, the participant’s spouse, or a dependent (as defined in Code section 152(a)) of the participant, loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. As determined under Treasury Regulations under Code section 409A, the amounts distributed with respect to an emergency shall not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).”
7.Transferability of Performance Units; Termination of Employment.
(a)    Except as provided in subparagraph (b) of this paragraph 7, below, the Award, the Grantee’s rights and obligations hereunder and the Performance Units granted hereunder shall not be transferable by the Grantee otherwise than by will or the laws of descent and distribution which apply to the Grantee’s estate.

(b)    Notwithstanding the foregoing, the Grantee may transfer any part or all of the Grantee’s rights in and to the Performance Units to members of the Grantee’s immediate family, or to one or more trusts for the benefit of such immediate family members, or partnerships in which such immediate family members are the only partners if the Grantee does not receive any consideration for the transfer. In the event of any such transfer, Performance Units shall continue to be subject to the same terms and conditions otherwise applicable hereunder and under the Plan immediately prior to its transfer, except that this stock shall not be further transferable by the transferee inter vivos, except for transfer back to the original Grantee. For any such transfer to be effective, the Grantee must provide prior written notice thereof to the Committee, unless otherwise authorized and approved by the Committee, in its sole discretion; and the Grantee shall furnish to the Committee such information as it may request with respect to the transferee and the terms and conditions of any such transfer. For purposes of transfer of this grant under this subparagraph (b), “immediate family” shall mean the Grantee’s spouse, children and grandchildren.

(c)    Notwithstanding anything to the contrary expressed or implied herein (including without limitation, the restrictions stated in paragraph 5, above, applicable to the Performance Units), all rights and interest of the Grantee in the Performance Units shall become invalid and wholly terminated and forfeited upon the termination of the Grantee’s employment with the Corporation (or a division or Subsidiary), during the Performance Period other than a termination by reason of Retirement, Total Disability or death of the Grantee.
(d)    Notwithstanding the foregoing provisions, in the event of termination of the Grantee’s employment with the Corporation (or a division or Subsidiary) during the Performance Period by reason of (i) the Retirement of the Grantee, (ii) the Total Disability of the Grantee, or (iii) the Grantee’s death while still employed by the Corporation (or a division or Subsidiary), then an adjusted and prorated entitlement to Performance Units shall be allowed as provided in this paragraph 7(d). The Grantee shall become vested in and entitled to receive, in the event of any such Retirement or Total Disability, and the legatees, designated Beneficiary, or personal representatives or heirs of the Grantee shall be vested in and entitled to receive, in the event of the Grantee’s death, a prorated award of Performance Units earned in the Performance Period following such Retirement, Total Disability or death. The award shall be a prorated amount of Performance Units equal to the total of Performance Units earned under the Award at the end of the Performance Period for the Grantee, multiplied by a fraction of which the numerator shall be the number of full months which have elapsed under the Performance Period at the time of such termination of employment by reason of Retirement, Total Disability or death, and the denominator of which shall be the total number of months in the Performance Period. The Grantee, legatees, designated Beneficiary, or personal representatives or heirs of the Grantee, as the case may be, shall become entitled to receive such prorated award at the expiration of the Performance Period and following application of the performance criteria as provided in the Award and determined by the Committee.

The prorated award of Performance Units earned in the Performance Period to which the Grantee or the legatees, a designated Beneficiary, or the personal representative or heirs of the Grantee shall become vested in and entitled to receive under the foregoing provisions in event of Retirement, Total Disability or death of the Grantee, is to be qualified performance-based compensation paid solely on account of attainment of the Performance Goal, as provided for in Treas. Reg. §1.162-27(e)(2)(i). The Retirement, Total Disability or death of the Grantee during the Performance Period in and of itself alone shall in no case vest the Grantee in Performance Units or any part of thereof. A prorated vesting and entitlement to Performance Units or a part thereof, hereunder by reason of such events shall in all cases remain subject to and dependent solely upon the attainment of the Performance Goal as provided herein.

(e)    The Grantee may designate a Beneficiary to receive any rights of the Grantee which may become vested in the event of the death of the Grantee under procedures and in the form established by the Committee; and in the absence of such designation of a Beneficiary, any such rights shall be deemed to be transferred to the estate of the Grantee.

(f)    For purposes of the Award and this Agreement, “Retirement” shall mean a voluntary termination of employment of the Grantee with the Corporation and/or a division or subsidiary thereof by the Grantee if at the time of such termination of employment the Grantee has both completed five (5) years of service with the Corporation and/or a division or subsidiary thereof and attained age fifty (50), and “voluntary termination” shall mean that the Grantee had an opportunity to continue employment with the Corporation and/or a division or subsidiary thereof, but did not do so; and except as provide for in paragraph 6 with respect to deferred compensation payments, “Total Disability” shall mean that the Grantee is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and has established such disability to the extent and in the manner and form as may be required under the provisions of Section 22(e) of the Internal Revenue Code of 1986, as amended (or corresponding section of any future federal tax code), and regulations thereunder.
8.Administration of Performance Unit Award. The grant of the Award shall be subject to such other rules and requirements as the Committee, in its sole discretion, may determine to be appropriate with respect to administration thereof and the terms and conditions made applicable to the Grantee and the Performance Units during the Performance Period. The Award, this Agreement, and the rights and obligations of the parties thereto shall be subject to interpretation and construction by the Committee to the same extent and with the same effect as the Committee actions under pertinent provisions of the Plan. The Grantee shall take all actions and execute and deliver all documents as may from time to time be requested by the Committee in connection with such restrictions and in furtherance hereof. The Grantee agrees to pay to the Corporation any applicable federal, state, or local income, employment, social security, Medicare, or other withholding tax obligation arising in connection with the grant of the Award to the Grantee; and the Corporation shall have the right, without the Grantee’s prior approval or direction, to satisfy such withholding tax by withholding all or any part of the shares of Common Stock or cash that would otherwise be paid and transferred to the Grantee, with any shares of Common Stock so withheld to be valued at the Fair Market Value (as defined in the Plan) on the date of such withholding. The Grantee, with the consent of the Corporation, may satisfy such withholding tax by delivery and transfer to the Corporation of shares of Common Stock previously owned by the Grantee, with any shares so delivered and transferred to be valued at the Fair Market Value on the date of such delivery.

9.Adjustment Provisions. It is understood that, prior to the expiration of the Performance Period certain changes in capitalization of the Corporation may occur. It is, therefore, understood and agreed with respect to changes in capitalization that:
(a)If a stock dividend is declared on the Common Stock of the Corporation, which has not been granted as a dividend equivalent, there shall be added to the number of Performance Units provided for under the Award and stated in paragraph 1 of this Agreement, the number of Performance Units equal to the number of Performance Units which would have been granted to the Grantee had the Grantee been the fully vested and unrestricted owner of the number of Performance Units then provided for under the Award granted, but not theretofore received without restriction; provided, however, that the additional Performance Units shall be subject to all terms and provisions of this Agreement (including, without limitation, the terms and conditions stated in paragraph 5, above), and in making such adjustments, no fractional units, shares, or scrip certificates in lieu thereof, shall be granted or issuable by the Corporation, and the Grantee shall be entitled to only the number of full Performance Units to which the Grantee may be entitled by reason of such adjustment at the adjusted grant.

(b)In the event of an increase in the outstanding shares of Common Stock of the Corporation, effectuated for the purpose of acquiring properties or securities of another corporation or business enterprise, there shall be no increase in the number of Performance Units which are the subject matter of the Award under this Agreement as a result of such acquisition.

(c)In the event of an increase or decrease in the number of outstanding shares of Common Stock of the Corporation through recapitalization, reclassification, stock split-ups, consolidation of shares, changes in par value and the like, an appropriate adjustment shall be made in the number of Performance Units provided for under the Award and stated in Section 1 of this Agreement, by increasing or decreasing the number of Performance Units, as may be required to enable the Grantee to acquire the same proportionate stockholdings as the grant of the Award would originally have provided. Provided, however, that any additional Performance Units shall be subject to all terms and provisions of this Agreement (including, without limitation, the restrictions stated in paragraph 5, above), and that in making such adjustments, no fractional Performance Units shall be awarded, and the Grantee shall be entitled to receive only the number of full Performance Units to which the Grantee may be entitled by reason of such adjustment.

(d)    Except as otherwise provided for with respect to the payment of any deferred compensation in paragraph 6, above, to the extent Performance Units are still not vested in Grantee at the time of a Change in Control with respect to the Corporation, then pursuant to the provisions of the Plan, they shall become fully vested and completely free and clear of any conditions or restrictions stated herein at that time; provided, that if such Change in Control occurs less than six (6) months after the date of the grant of the Award hereunder to the Grantee, then Performance Units shall become fully vested and completely free and clear of any conditions or restrictions stated herein at the time of such Change in Control only if the Grantee agrees in writing, if requested by the Corporation in writing, to remain in the employ of the Corporation or a division or subsidiary of the Corporation at least through the date which is six (6) months after the date the grant was made with substantially the same title, duties, authority, reporting relationships, and compensation as on the day immediately preceding the Change in

Control. The provisions of this subparagraph (d) shall be applied in addition to, and shall not reduce, modify, or change any other obligation or right of the Grantee otherwise provided for in paragraph 3, above, concerning the Grantee’s continued employment with the Corporation or the termination thereof. If the Performance Units become subject to this subparagraph (d), they shall become fully vested in the Grantee and nonforfeitable. The Performance Units are subject to the provisions of the Plan authorizing the Corporation, or a committee of its Board of Directors, to provide in advance or at the time of a Change in Control for cash to be paid in actual settlement of the shares of Common Stock for earned Performance Units, all subject to such terms and conditions as the Corporation or the Committee, in its sole discretion, may determine and impose. For purposes of this subparagraph (d), the term “Change in Control” shall have the same meaning as provided in the definition of that term stated in the Plan, including any amendments thereof which may be made from time to time in the future pursuant to the provisions of the Plan, with any amended definition of such term to apply to all events thereafter coming within the amended meaning.

10.Required Grantee Repayment/Reduction Provision. Notwithstanding anything in the Plan, the Award or this Agreement to the contrary, all or a portion of the Award made to the Grantee under this Agreement is subject to being called for repayment to the Corporation or reduced in any situation where the Board of Directors of the Corporation or a Committee thereof determines that fraud, negligence, or intentional misconduct by the Grantee was a contributing factor to the Corporation having to restate all or a portion of its financial statement(s). The Committee may determine whether the Corporation shall effect any such repayment or reduction: (i) by seeking repayment from the Grantee, (ii) by reducing (subject to applicable law and the terms and conditions of the Plan or any other applicable plan, program, or arrangement) the amount that would otherwise be awarded or payable to the Grantee under the Award, the Plan or any other compensatory plan, program, or arrangement maintained by the Corporation, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Corporation’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing. The determination regarding the Grantee’s conduct, and repayment or reduction under this provision shall be within the sole discretion of the Committee and shall be final and binding on the Grantee and the Corporation. The Grantee, in consideration of the grant of the Award, and by the Grantee’s execution of this Agreement, acknowledges the Grantee’s understanding of the agreement to this provision, and hereby agrees to make and allow an immediate and complete repayment or reduction in accordance with this provision in the event of a call for repayment or other action by the Corporation or Committee to effect its terms with respect to the Grantee, the Award and/or any other compensation described herein.
11.Stock Reserved. The Corporation shall at all times during the term of the Award reserve and keep available such number of shares of its Common Stock as will be sufficient to satisfy the Award issued and granted to Grantee and the requirements thereof as evidenced by this Agreement, and shall pay all original issue taxes, if any, on the transfer of Common Stock to the Grantee, and all other fees and expenses necessarily incurred by the Corporation in connection therewith.
12.Rights of Shareholder. Except as otherwise provided in the Award and this Agreement, the Grantee shall have no rights as a shareholder of the Corporation in respect of the

Performance Units or Common Stock for which the Award is granted; and the Grantee shall not be considered or treated as a record owner of shares with respect to the Common Stock until the Performance Units are fully vested and no longer subject to any of the conditions, performance requirements, or restrictions imposed under the Award, and Common Stock is actually issued and transferred to the Grantee.
13.Entire Agreement. This Agreement contains the entire terms of the Award, and may not be changed orally or other than by a written Agreement issued and approved by the Corporation pursuant to the Plan. This Agreement supersedes any agreements or understandings that may previously have existed, and there are no other agreements or understandings, relating to its subject matter.
14.Successors and Assigns. The Award shall inure to the benefit of and be binding upon the heirs, legatees, legal representatives, successors, and assigns of the parties thereto.
The Grantee hereby acknowledges receipt of this Agreement, the Notice of Performance Unit Award and a copy of the Plan, and accepts the Award under the terms and conditions stated in this Agreement, subject to all terms and provisions of the Plan, by signing this Agreement in duplicate originals, as of the date first above written.

Date	«Officer_Name»
Grantee

Exhibit A
Performance Units Criteria
2013-2016 Performance Period

Total Stockholder Return (TSR):vs. ONEOK Peer Group
ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above 75th percentile 50th percentile 25th percentile Below 25th percentile	200% 150% 100% 50% 0%

IF ONEOK’s TSR ranking at the end of the performance period is between the stated percentile levels in the above table, the percentage of the performance units earned will be interpolated between the earning levels. No Performance Units are earned if ONEOK’s TSR ranking at the end of the performance period is below the 25th percentile.

Exhibit B
Illustration of Hypothetical 2013-2016 Performance Period
Performance Unit Award Calculation
Illustration assumes 500 Performance Units Granted

Total Stockholder Return (TSR) vs. ONEOK Peer Group

Hypothetical 2013-2016 ONEOK TSR Ranking = 40th percentile

A 40th percentile TSR ranking earns 80% of Performance Units granted (i.e., 500 units)
as interpolated between 50% and 100% from Table A (see chart below)

400 units earned

Total Performance Units Earned
TR 400 Performance Units 400 performance units earned out of 500units granted = 80% “earn-out” [80% (500 shares) paid and distributed in the form of Common Stock as provided in section 5.c.]

Exhibit C

2013-16 ONEOK TSR Peer Group

Company Name	Sym

AGL Resources Inc.	GAS
ATMOS Energy	ATO
CenterPoint Energy Inc.	CNP
Enbridge Inc.	ENB
Energy Transfer Partners LP	ETP
Enterprise Products Partners LP	EPD
EQT Corporation	EQT
Integrys Energy Group Inc.	TEG
Kinder Morgan Energy LP	KMP
MDU Resources Corp	MDU
Magellan Midstream Partners LP	MMP
MarkWest Energy Partners LP	MWE
National Fuel Gas Company	NFG
NiSource Inc.	NI
OGE Energy Corp	OGE
ONEOK, Inc.	OKE
Questar Corp	STR
SEMPRA Energy	SRE
Spectra Energy Corporation	SE
Targa Resources Partners LP	NGLS
TransCanada Corporation	TRP
Williams Companies Inc.	WMB

Exhibit D

ONEOK, INC. EQUITY COMPENSATION PLAN

PERFORMANCE UNIT AWARD AGREEMENT

DEFERRAL ELECTION

This Election is made by the undersigned Grantee pursuant to that certain Performance Unit Award granted to me under the ONEOK, Inc. Equity Compensation Plan, on the ___ day of February 2014, a copy of which is attached hereto (the “Award”).

This Election is made on or before the date of August 20, 2015, which is six (6) months before the end of the Performance Period on February 20, 2016.

I hereby irrevocably elect to defer the payment, distribution and transfer and my receipt of all Performance Units, Common Stock and cash that I may earn and become entitled to receive from the regularly scheduled time of payment, distribution and transfer provided for in paragraph 5(d) of the Award, until a later date as follows:

A.     Election of Specified Time of Payment (Initial one election of time of payment)

___    I elect to have all Common Stock, cash or other compensation which I earn or become entitled to receive under the Award and Award Agreement deferred and paid, distributed, transferred and issued to me on the later of (i) the date of my separation from service as an employee of the Corporation, or (ii) _________________, 20__ in the form specified below.

___    I elect to have all Common Stock, cash or other compensation which I earn or become entitled to receive under the Award and Award Agreement deferred and paid, distributed, transferred and issued to me on the date of my separation from service as an employee of the Corporation.

B.     Election of Form of Payment (Initial one election of form of payment)

___    I elect to receive payment, transfer and distribution of all Common Stock, cash or other compensation which I earn or become entitled to receive under the Award or Award Agreement in a single lump sum payment.

____    I elect to receive payment, transfer and distribution of all Common Stock, cash or other compensation which I earn or become entitled to receive under the Award or Award Agreement in ______(specify 2, 3, 4 or 5) equal annual installments commencing on the specified date of payment elected above, and thereafter on each anniversary thereof until fully paid and transferred. The number of shares of Common Stock or cash received in each installment will equal the number and amount that have not been settled, paid, transferred and distributed (as of the date immediately preceding the installment payment date) divided by the number of installments remaining to be paid (as of the date immediately preceding the installment payment date) rounded down to the next whole number except that the final installment shall be rounded up to the next whole number.

C.    Election for Death Prior to Specified Time of Payment (Put initials by your choice)

___    In the event of my death prior to the Specified Time of Payment that I have elected above, I elect to have my named beneficiaries receive payment and transfer of the Common Stock, cash or other deferred compensation in a single lump sum within 60 days following my death.

___    In the event of my death prior to the Specified Time of Payment that I have elected above, I elect to have my named beneficiaries receive payment and transfer of the Common Stock, cash or other deferred compensation be paid and transferred in ______ (specify 2, 3, 4 or 5) equal annual installments commencing within 60 days following my death, and thereafter on each anniversary of the commencement date until fully paid and transferred. The number of shares of Common Stock or cash received in each installment will equal the number and amount that have not been paid (as of the date immediately preceding the installment payment date) divided by the number of installments remaining to be paid (as of the date immediately preceding the installment payment date) rounded down to the next whole number except that the final installment shall be rounded up to the next whole number.

D.     Election for Death After Specified Time of Payment (Put initials by your choice)

___    In the event of my death after the Specified Time of Payment elected above, I elect to have my named beneficiaries receive payment and transfer of the Common Stock, cash or other deferred compensation in a single lump sum within 60 days following my death.

___    In the event of my death after the Specified Time of Payment that I have elected above, I elect to have my named beneficiaries receive payment of any remaining Common Stock, cash or other compensation in accordance with the installment schedule elected above.

E.    Designation of Beneficiary (List each beneficiary and percentage)

I designate the following individuals (entities) as my beneficiaries to receive the following share(s) of my Common Stock, cash or other deferred compensation, as indicated below:

Name of Beneficiary	Percent

100% (total must equal 100%)

F.    Change in Ownership or Control

Notwithstanding the foregoing, immediately following a Change in Ownership or Control the Common Stock, cash or other deferred compensation that have not been paid and transferred will be paid and transferred. In the event shares of Common Stock no longer exist at the time of payment and transfer, each of the deferred Performance Units shall be converted in a manner that is consistent with the manner in which shareholders of Common Stock were treated with respect to the Change in Ownership or Control.

Solely for purposes of this election, a “Change in Ownership or Control” shall mean and shall have occurred if one of the following has occurred: A person acquires more than 50% (or a higher percentage specified under the Plan) of the Corporation’s stock; a person acquires during a 12-month period at least 30% (or a higher percentage specified under the Plan) of the Corporation’s stock; a majority (or a higher percentage specified under the Plan) of the members of the Board of Directors of the Corporation are replaced during a 12-month period; or a person acquires during a 12-month period at least 40% (or a higher percentage specified under the Plan) of the gross fair market value of the Corporation’s assets.

Made and executed by me as Grantee of the Award pursuant to the terms and provisions of Section 6 thereof, on this _______day of ______________, 20___.

_____________________________________
Grantee

Received this [____] day of [________, 20__],

______________________________________
For the Committee